DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12
OF THE SECURITIES EXCHANGE ACT OF 1934
The following summary of the capital stock of Cavco Industries, Inc. does not purport to be complete and is qualified in its entirety by reference to our restated certificate of incorporation (as amended, our “charter”), our third amended and restated bylaws (our “bylaws”), each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit is a part, and certain provisions of Delaware law. Unless the context requires otherwise, all references to “we”, “us,” “our” and “Cavco” in this section refer solely to Cavco and not to our subsidiaries.
 Authorized Shares of Capital Stock
Our Certificate authorizes us to issue 40,000,000 shares of Common Stock and 1,000,000 shares of preferred stock, each par value $0.01 per share.
Common Stock
Voting Rights. Each share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. There are no cumulative voting rights.
Dividend Rights. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to dividends when, as and if declared by the board of directors out of funds legally available for that purpose.
Liquidation Rights. If we are liquidated, dissolved or wound up, the holders of common stock will be entitled to a pro rata share in any distribution to stockholders, but only after satisfaction of all of our liabilities and of the prior rights of any outstanding series of our preferred stock.
Other. Our common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of our common stock are fully paid and nonassessable.
 Preferred Stock
 The Company is authorized to issue 1,000,000 shares of undesignated preferred stock. Our board of directors has the authority, without stockholder approval, to issue shares of preferred stock from time to time in one or more series, and to fix the number of shares and terms of each such series. The board may determine the designation and other terms of each series, including: dividend rates; redemption rights; liquidation rights; sinking fund provisions; conversion rights; voting rights; and any other terms.
The issuance of preferred stock, while providing desired flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power of holders of common stock. It could also affect the likelihood that holders of common stock will receive dividend payments and payments upon liquidation.
The issuance of shares of preferred stock, or the issuance of rights to purchase shares of preferred stock, could be used to discourage an attempt to obtain control of our company. For example, if, in the exercise of its fiduciary obligations, our board were to determine that a takeover proposal is not in our best interests, the board could authorize the issuance of a series of preferred stock containing class voting rights that would enable the holder or holders of the series to prevent or make the change of control transaction more difficult. Alternatively, a change of control transaction deemed by the board to be in our best interests could be facilitated by issuing a series of preferred stock having sufficient voting rights to provide a required percentage vote of the stockholders.

Classified Board of Directors
Our board of directors is divided into three classes, with directors serving staggered three-year terms.
No director of the Company may be removed from office as a director by vote or other action of the stockholders or otherwise except for cause, and then only by the affirmative vote of the holders of at least a majority of the voting power of all outstanding shares of capital stock of the Company generally entitled to vote in the election of directors, voting together as a single class.
Anti-Takeover Provisions of Our Restated Certificate of Incorporation and Our Third Amended and Restated Bylaws
Our certificate of incorporation and bylaws contain provisions that could have the effect of delaying or preventing changes in control or changes in our management without the consent of our board of directors, including, among other things:

•	no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

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as discussed above, the ability of our board of directors to issue shares of preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of an acquirer;

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the exclusive right of our board of directors to elect a director to fill a vacancy created by the expansion of our board of directors or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on our board of directors;

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the requirement that a special meeting of stockholders may be called only by the Chairman of the Board, Chief Executive Officer, President, or by the Board of Directors pursuant to a resolution approved by the affirmative vote of at least a majority of the members of the board of directors, and no such special meeting may be called by any other person or persons, including, without limitation, the holders of shares of the Company’s common stock, could delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors;

•	the inability of stockholders to take action by consent in writing without a meeting;

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the ability of our board of directors, by majority vote, to amend our bylaws, which may allow our board of directors to take additional actions to prevent a hostile acquisition and inhibit the ability of an acquirer to amend our bylaws to facilitate an acquisition; and

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advance notice procedures with which stockholders must comply to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of us or enact other organizational or governance initiatives.

These provisions, and our ability to issue preferred stock, are designed to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of our company to negotiate with our board of directors. We believe that the benefits of these protective provisions are that we have a greater ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us, and that these benefits outweigh the disadvantages of discouraging those proposals, because negotiation of those proposals could result in an improvement of their terms.

Delaware Anti-Takeover Statute
We are also subject to certain anti-takeover provisions under the General Corporation Law of the State of Delaware, or the DGCL. Under Section 203 of the DGCL, a corporation may not, in general, engage in a business combination with any holder of 15% or more of its capital stock unless the holder has held the stock for three years or (i) our board of directors approves the transaction prior to the stockholder acquiring the 15% ownership position, (ii) upon consummation of the transaction that resulted in the stockholder acquiring the 15% ownership position, the stockholder owns at least 85% of the outstanding voting stock (excluding shares owned by directors or officers and shares owned by certain employee stock plans) or (iii) the transaction is approved by the board of directors and by the stockholders at an annual or special meeting by a vote of 66 2/3% of the outstanding voting stock (excluding shares held or controlled by the interested stockholder). These provisions in our certificate of incorporation and by-laws and under Delaware law could discourage potential takeover attempts.
In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any such entity or person.
A Delaware corporation may opt out of this provision by express provision in its original certificate of incorporation or by amendment to its certificate of incorporation or by-laws approved by its stockholders. We have not opted out of Section 203. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.
Transfer agent and registrar
 The transfer agent and registrar for our common stock is Computershare Investor Services.
 Listing
 Our common stock is listed on the Nasdaq Global Select Market under the symbol “CVCO.”